Exhibit 10.17

BATTERY RECYCLING AGREEMENT

This BATTERY RECYCLING AGREEMENT (this "Agreement") is made this 2nd day of October, 2020 (the "Effective Date") by and among Heritage Battery Recycling, LLC, an Indiana limited liability company, an affiliate of Heritage Environmental Services, Inc. (“HES”), having its principal office and place of business at 6510 Telecom Drive, Indianapolis, Indiana, 46278 ("HBR"), and Romeo Systems Inc., a Delaware corporation ("Romeo").

RECITALS:

WHEREAS, Romeo is a manufacturer of lithium ion battery packs (“Battery Packs”) for sale to and use by commercial vehicle original equipment manufacturers (“OEMs”);

WHEREAS, HBR has intellectual property, proprietary knowledge and specialized know-how with regard to processing, recycling and refurbishing lithium ion battery packs, including without limitation, Battery Packs (the “HBR Recycling Process”);

WHEREAS, HBR desires to construct, and Romeo desires to invest in and supply Battery Packs for processing through, a facility for battery reuse and recycling (the “System”), located at HES’s facility in Coolidge, Arizona (the “Facility”), subject to and in accordance with the terms and conditions set forth herein; and

WHEREAS, in addition to processing Battery Packs supplied by Romeo and its customers, the parties desire that the System become the end-of-life recycler of Battery Packs for OEMs in North America;

NOW, THEREFORE, in consideration of the premises, the undertakings of the parties in this Agreement and other good and valuable consideration, it is agreed as follows:

Article 1          Definitions.

1.1.      "Affiliate" shall mean any individual, partnership, corporation, limited liability company, trust, or other Entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a party to this Agreement.  The term "control," as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust or other Entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies thereof.

1.2.      "Entity" shall mean any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.

Article 2          Requirements.

This Agreement and the obligations of the parties hereto hereunder are subject to and contingent upon (i) the closing of Romeo’s financing and capital raise transaction currently in process (the “Financing”) and (ii) Romeo receiving upon such closing at least two hundred million dollars ($200,000,000) in net proceeds from the Financing after payment of expenses.

Article 3          Investment and Development of the System.

3.1.      HBR will design, scope, build and operate the System in accordance with the parameters determined by HBR based on its experience and know-how and in consultation with Romeo, such that it can process Battery Packs in accordance with Article 4.  HBR will be the sole owner of the System.

3.2.      Concurrently with the closing of the Financing, Romeo will pay to HBR thirty-five million dollars ($35,000,000) as Romeo’s portion of the System costs.  For the avoidance of doubt, such amount does not include any amount relating to the pilot program described in Section 7.4 and on Exhibit A.

3.3.      After the System is operational, HBR will refurbish and recycle Battery Packs using the System and the HBR Recycling Process.  In addition, after commissioning of the System, HBR will establish quality assurance and control procedures applicable to such processing.

3.4.      HBR will be responsible for the operation, maintenance and repair of the System and all costs related thereto (“System Costs”), provided that, in the event that there is an operating shortfall (as determined in accordance with generally accepted accounting principles consistently applied with respect to HBR and its Affiliates) due to the volume of Battery Packs processed, each of HBR and Romeo will fund such shortfall System Costs, with HBR responsible for seventy percent (70%) and Romeo responsible for thirty percent (30%) of any such shortfall.  Within thirty (30) days after the end of each calendar quarter during the Term, HBR will provide Romeo with a summary of Systems Costs for such calendar quarter.

Article 4          Processing of Battery Packs.

4.1.      HBR and Romeo agree that it is the intent of the parties that the System be used to process both Battery Packs supplied by Romeo and its customers (“Romeo Battery Packs”) and Battery Packs supplied by other parties (“Third Party Battery Packs”), provided that, to the extent reasonably practicable and allowable pursuant to HBR’s quality assurance and control procedures, processing of Romeo Battery Packs will take precedence over processing of Third Party Battery Packs.

4.2.      HBR reserves the right to reject any Battery Pack based on criteria determined by HBR and provided to Romeo and return such Battery Pack(s) to the sender at the sender’s sole cost and expense.

4.3.      Battery Packs received at the Facility for processing using the System shall be processed in 1 of the following manners, as determined by HBR:

4.3.1.   Redeployment (the “Redeployment Option”) of the Battery Pack, which may be elected if the useful life of the Battery Pack is recoverable for placement to either (a) resell for a secondary use application (e.g., solar power storage or redundant power supply) or (b) donate to a charitable organization (e.g. a solar array for remote island locations);

4.3.2.   Recycling (the “Recycling Option”) of the Battery Pack to precursor or secondary use material through the System; or

4.3.3.   Disposing (the “Disposal Option”) of the Battery Pack if it has no recoverable attributes or it has hazardous processing considerations.

4.4.      Pricing for the services hereunder with respect to each of the Redeployment Option, the Recycling Option and the Disposal Option shall be determined and adjusted on a periodic basis by HBR in accordance with the pricing policies determined and updated on a periodic basis by HBR or as otherwise mutually agreed by the parties hereto.  HBR’s prices for any services it provides with respect to Romeo Battery Packs at any time shall be no higher than the prices it then charges its other customers for such services.  For Battery Packs supplied by Romeo, HBR shall invoice Romeo monthly based on Battery Packs processed during the preceding month.  Romeo shall remit payment of undisputed amounts to HBR within thirty (30) days of receipt of such invoice.  HBR shall be entitled to set any past due undisputed amounts against payments of Romeo Profit Share (as defined below) at the election of HBR.

Article 5          Term.

5.1.      The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years, unless earlier terminated pursuant to this Agreement (the "Initial Term").  Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Period" and each Renewal Period, collectively with the Initial Term, the "Term").

Article 6          Profit Sharing; Future Expansion.

6.1.      HBR shall pay to Romeo thirty percent (30%) of the Net Profit (as determined by HBR’s accountants in accordance with Generally Accepted Accounting Principles, consistently applied with respect to HBR and its Affiliates) generated by the System (the “Romeo Profit Share”).  The Romeo Profit Share shall be paid quarterly on or before the thirtieth (30th) day after the end of the applicable calendar quarter.  Concurrently with each payment of the Romeo Profit Share, HBR will provide a financial report detailing the calculation of Net Profit for the applicable period.  Romeo may audit HBR’s books and records one (1) time per calendar year during the Term for purposes of verifying the calculation of the Romeo Profit Share, which audit will be conducted at a time and place mutually agreeable to HBR and Romeo, provided that, Romeo may conduct more than one (1) audit per calendar year if Romeo can demonstrate reasonable cause that HBR has incorrectly calculated the Romeo Profit Share.  The Romeo Profit Share will not apply to any Battery Packs processed other than through the System and/or any future lithium ion battery processing locations for which Romeo has supplied at least thirty percent (30%) of the capital requirements.

6.2.      In the event that HBR determines to develop any future lithium ion battery processing location in North America or Europe, it shall first provide written notice of such intent to Romeo (a “New Site Notice”).  The New Site Notice will provide reasonable detail with regard to such new location as well as the anticipated cost, including all information that would be deemed material by a reasonable person considering an investment in such new site.  Romeo shall have the right to participate in the development of such new location on terms and conditions mutually agreeable to HBR and Romeo, provided that, unless HBR agrees otherwise, Romeo shall be required to provide at least thirty percent (30%) of the required capital for such project.  To exercise this option, Romeo shall provide HBR with written notice of an intent to proceed within thirty (30) days after receipt of the New Site Notice (an “Exercise Notice”).  A failure to provide an Exercise Notice within such time period shall be deemed to be a declination to exercise such right and Romeo shall have no further rights with respect to such project.  If Romeo timely delivers an Exercise Notice, HBR and Romeo will cooperate in good faith to agree upon terms for the new project within thirty (30) days after HBR’s receipt of the Exercise Notice.  If, despite such good faith efforts, HBR and Romeo are unable to agree on terms during such time period, HBR may develop the project without Romeo and Romeo will have no further rights with respect to such project.

Article 7          Other Agreements.

7.1.      If Romeo notifies HBR in writing of its desire for a location in Europe to receive, prepare and safely package for shipping Battery Packs, HBR will work in good faith with Romeo to identify and/or develop such a facility, and the parties will agree on a mutually acceptable cost sharing and minimum volume requirement such that the Battery Packs can be sent from such location to the Facility for processing through the System in an economically advantageous way.  So long as both HBR and Romeo use good faith efforts to develop such a facility, neither shall be obligated to proceed with such a facility if the other party does not find the cost sharing or minimum volume proposals acceptable in its reasonable discretion.

7.2.      In consideration for developing and operating the System in accordance with this Agreement, so long as HBR is not in breach of its obligations under this Agreement, HBR shall be Romeo’s exclusive worldwide provider for recycling and/or disposing of Battery Packs, provided that Romeo shall in good faith recommend HBR to its customers, but a customer may use another provider of recycling or disposal services if such customer desires and provided further that Romeo may use another provider of recycling or disposal services in any geographic location in which HBR does not have an appropriate facility, if HBR is unable to timely meet all of Romeo’s needs for recycling or disposal services or if HBR rejects any Romeo Battery Packs.  For the avoidance of doubt, Romeo acknowledges and agrees that the Facility does constitute such an appropriate facility for North America and Europe.

7.3.      Nothing in this Agreement shall grant any rights in any intellectual property owned by HBR, including without limitation, the HBR Recycling Process, to Romeo.  HBR will remain the sole and exclusive owner of all such intellectual property and any and all Improvements thereon.  To the extent that Romeo were to have any rights in any such Improvements, Romeo hereby acknowledges and agrees that all such rights shall be immediately assigned to HBR, and Romeo will take all actions and execute all documents and instruments determined by HBR to be necessary or advisable to effectuate the foregoing.  Nothing in this Agreement shall grant any rights in any intellectual property owned by Romeo to HBR.  Romeo will remain the sole and exclusive owner of all such intellectual property and any and all Improvements thereon.  To the extent that HBR were to have any rights in any such Improvements, HBR hereby acknowledges and agrees that all such rights shall be immediately assigned to Romeo, and HBR will take all actions and execute all documents and instruments determined by Romeo to be necessary or advisable to effectuate the foregoing. “Improvement” with respect to any underlying intellectual property means any enhancement or new development that directly and particularly relates to such underlying intellectual property.

7.4.      HBR hereby agrees that from and after execution of this Agreement HBR and HES will participate with Romeo in a commercial vehicle pilot and vehicle conversion pilot program with respect to using Romeo Battery Packs in HBR and HES, and their Affiliates’, vehicles.  The pilot program will be in accordance with the terms set forth on Exhibit A.

Article 8          Warranty/Limitations on Liability.

8.1.      Romeo warrants that it has good and marketable title to Battery Packs supplied by it, or will arrange for transfer of title for its customers sending Battery Packs for processing using the System.

8.2.      HBR warrants that it is engaged in the business of performing services with respect to recycling and disposal of materials and has the requisite expertise to develop and operate the System as agreed to by Romeo and HBR hereunder.  HBR will operate the System in a safe and workmanlike manner without violation of any intellectual property rights of any person.

8.3.      Each party hereto represents and warrants that, in the execution and performance of this Agreement, such party shall comply with all applicable provisions of federal, state and local laws, ordinances, rules, codes and regulations, and that the Battery Packs have been supplied in compliance with all applicable provisions of federal, state and local laws, ordinances, rules, codes and regulations.

8.4.      Neither party shall be liable to the other, in any event, for special, incidental, consequential, statutory or punitive damages.  The term "consequential damages" shall include, but not be limited to, loss of anticipated profits, loss of use, loss of revenue, business interruption, cost of capital and damage or loss of other property or equipment.

Article 9          Force Majeure.

9.1.      The failure or inability of either party to timely perform any of its obligations under this Agreement shall not constitute a default or give rise to liability to the other party if the failure or inability is caused by a Force Majeure Event (as defined below) and such delay in or failure of performance could not have been avoided or mitigated by the affected party’s reasonable adherence to industry standards and common practices.

9.2.      As used in this Agreement, the term "Force Majeure Event" means and includes act of God, nature or the public enemy, operational malfunction or interruption, fire, storm, earthquake, flood, drought, severe adverse weather conditions (including the inability to perform excavation activities due to frozen ground conditions), perils of the sea, riots, sabotage, embargo, war (whether or not declared and whether or not the United States is a participant), strikes, lockouts, labor disputes, epidemics, pandemics (including as it relates to COVID-19), inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile government action, civil commotion, the effects of compliance with a court order or order of an administrative agency,  or a governmental authority failing to grant or rejecting a governmental approval that is required to construct or operate the Facility in material compliance with this Agreement.  Neither party shall be required to resolve labor disputes, or disputes with third parties such as suppliers, except in accordance with its business judgment as to its best interest.

9.3.      Upon the occurrence of a Force Majeure Event:  (i) the affected party shall promptly notify the other party of the existence of the Force Majeure Event, its expected duration, and the estimated effect upon its ability to perform its obligations under this Agreement; and (ii) the affected party shall proceed promptly and in a commercially reasonable manner to overcome the Force Majeure Event.  The affected party shall promptly notify the other party when the Force Majeure Event has ceased to affect its ability to perform.

Article 10        Termination.

10.1.    Either party shall have the right to terminate this Agreement effective upon written notice to the other party (the "Defaulting Party") if one or more of the following described events of default shall occur:

10.1.1. the Defaulting Party fails to materially comply with any material term or requirement of this Agreement and such failure to comply is not cured ninety (90) days after written notice thereof; provided, however, that where such a breach is capable of remedy, if a failure to comply cannot be cured within ninety (90) days, this Agreement shall not terminate under this provision if the Defaulting Party commences, and thereafter diligently pursues, a cure within the ninety (90) day period to the reasonable satisfaction of the non-Defaulting Party; or

10.1.2. the Defaulting Party: (i) files a voluntary petition in bankruptcy; (ii) files a voluntary petition or answer seeking reorganization, rearrangement or readjustment of its debts or for any other relief under the bankruptcy or insolvency act or law of any jurisdiction, now or hereafter existing; (iii) files for appointment of a receiver or trustee for all or a substantial portion of its properties (where the receiver or trustee does not assume the Defaulting Party's liabilities and obligations under this Agreement); (iv) makes a general assignment for the benefit of creditors; (v) suffers issuance of a warrant of attachment or execution of similar process against a substantial part of its property; (vi) agrees or consents to any of the foregoing; or (vii) is unable to obtain discharge of  a petition or proceeding filed against it within sixty (60) calendar days.

10.2.    The expiration or termination of this Agreement shall not affect the rights and liabilities of either party arising during the period prior to termination or release either party from any obligation to pay any undisputed amounts owed prior to termination pursuant to this Agreement.  Romeo acknowledges and agrees that no termination or expiration of this Agreement shall entitle it to a return or refund of the payment described in Section 3.2, provided that nothing in this Section 10.2 is intended to or shall limit Romeo’s right to seek remedies (including money damages) for HBR’s breach of this Agreement.  HBR acknowledges and agrees that no termination or expiration of this Agreement due to a breach by HBR shall affect Romeo’s right to receive the Romeo Profit Share, and that nothing in this Section 10.2 is intended to or shall limit HBR’s right to seek remedies (including money damages) for Romeo’s breach of this Agreement.

Article 11        Indemnity.

11.1.    Romeo shall defend, indemnify and hold harmless HBR, its parent, Affiliates, subsidiaries, successors and assigns and their respective officers, directors and employees and agents from and against any and all third party suits, claims, losses, liabilities, demands, judgments, costs, fines, damages, penalties or expenses (including, without limitation, attorney's fees) of any nature (including, but not limited to, third party claims for personal injury, bodily injury, property damage or economic injury)(collectively, "Third Party Claims") to the extent such Third Party Claims result or arise, or allegedly result or arise from: (i) Romeo's negligent performance or non-performance, or other breach, under this Agreement; (ii) any negligent actions taken by any Romeo personnel or its agents, representatives or invitees or (iii) any defect in the design or manufacture of Romeo Battery Packs that was not known by, and would not in the exercise or reasonable diligence have become known by, HBR (collectively,  "HBR Damages").

11.2.    HBR shall defend, indemnify and hold harmless Romeo, its parent, Affiliates, subsidiaries, successors and assigns and their respective officers, directors and employees and agents from and against any and all Third Party Claims to the extent such Third Party Claims result or arise, or allegedly result or arise from: (i) HBR's negligent performance, non-performance or other breach under this Agreement; or (ii) any negligent actions taken by any HBR personnel or its agents, representatives or invitees (collectively, "Romeo Damages").

11.3.    Within fifteen (15) days following receipt by Romeo or HBR, as the case may be (respectively, an "Indemnified Person"), of notice of the commencement of any claim for which indemnity is sought pursuant to Section 11.1 or 11.2, as the case may be, such Indemnified Person will, if an indemnifying claim is to be made against the other party pursuant to Section 11.1 or 11.2, as the case may be (the "Indemnifying Person"), give notice to the Indemnifying Person of the commencement of such claim; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is materially prejudiced by the Indemnified Person's failure to give such notice.

11.4.    The Indemnifying Person will be entitled to participate in such proceeding and, to the extent that it wishes (unless the Indemnifying Person is also a party to such proceeding and the Indemnified Person determine in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding.  If the Indemnifying Person assumes the defense of a proceeding, no compromise or settlement of any claims made in that proceeding may be effected by the Indemnifying Person without the Indemnified Person's consent (which shall not be unreasonably withheld) unless (i) there is no admission by the Indemnified Person of any violation of applicable law or any violation of the rights of any person or any finding of the same, and there is no effect on any other claims that may be made against the Indemnified Person, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person.  If the Indemnifying Person fails to defend against a proceeding, subject to the limitations set forth in this Article 15, the Indemnified Person may assume control of the defense, and if the Indemnified Person shall undertake at any time to compromise such proceeding, it shall promptly notify the Indemnifying Person of its intention to do so and shall obtain the Indemnifying Person's prior written consent to any final compromise or settlement, which consent shall not be unreasonably withheld or delayed.  The parties shall provide reasonable cooperation to each other in the defense of any such claims.

11.5.    Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, at its cost, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Person will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).  This Article 10 shall survive expiration or earlier termination of this Agreement and shall be unlimited in amount.

11.6.    UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, OR OTHER INDIRECT LOSS OR DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF USE, LOSS OF OPERATION TIME, PRODUCT OR BUSINESS INTERRUPTION, HOWEVER CAUSED), PUNITIVE, OR EXEMPLARY DAMAGES OR COSTS HOWSOEVER CAUSED, AND EACH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO ANY SUCH DAMAGES.

Article 12        Confidentiality.

12.1.    In carrying out this Agreement, all information disclosed by one party (hereafter the "Disclosing Party") to the other party (hereafter the "Receiving Party") shall be deemed to be

"Confidential Information". Confidential Information includes, but is not limited to, the terms and conditions of this Agreement, business and technical information and data, whether communicated in oral, written, graphic, physical or electronic form, as well as information or data generated or derived as a result of the discussions hereunder. Confidential Information shall be in writing marked confidential at the time it is received by a Receiving Party or, if first disclosed in some other manner, shall be documented in writing as confidential by the Disclosing Party within thirty (30) days of such disclosure. Such documentation shall be promptly transmitted to the Receiving Party.  Each party covenants that neither it nor its officers, directors, employees, owners, consultants and Affiliates (collectively, "Representatives") shall use the other party's Confidential Information nor disclose the same to any third party, without the express, written consent of the other party; provided, however, each party shall be permitted to disclose Confidential Information to its Representatives as may be necessary to perform under this Agreement; provided, further, that the Receiving Party will inform its Representatives of the confidential nature of Confidential Information and cause them to agree to be bound by confidentiality obligations commensurate with those imposed by this Article 16; provided, further, each party shall be obligated for any breach of this Agreement by its Representatives.  Each party agrees to allow only those within its organization who have a legitimate need to know access to Confidential Information disclosed by the other party.  Notwithstanding the foregoing, each party hereto may disclose the terms and conditions of this Agreement (i) to its financial, legal and other advisors or to any actual or potential creditor, investor or other person similarly having a reasonable interest therein, provided that, to the extent reasonably practicable, such disclosure shall be made subject to written obligations of confidentiality that are at least as protective of the Confidential Information as this Section 12, or (ii) as required by law, regulation or the rules of any securities exchange.

12.2.    Confidential Information shall not include any information which (i) now is or hereafter becomes publicly known without wrongful act of the Receiving Party; (ii) is received from a third party who rightfully made such disclosure; (iii) is approved for disclosure or use by written authorization from the Disclosing Party prior to such use; (iv) is independently developed by an employee or employees of the Receiving Party that did not receive the information, directly or indirectly, from the Disclosing Party; or (v) was already in the possession of the Receiving Party prior to receipt hereunder that was not subject to confidentiality obligations.  In addition, a party may disclose Confidential Information required to be disclosed by operation of law, governmental regulation or court order, provided that the Receiving Party gives the Disclosing Party notice of such required disclosure prior to making such disclosure, and the Receiving Party uses all reasonable effort to secure confidential protection for such information, provided, further, that prompt written notice thereof shall be given to the Disclosing Party by the Receiving Party hereto to enable the Disclosing Party or parties to seek a protective order or otherwise prevent such disclosure.

12.3.    Upon request from the Disclosing Party after termination or expiration of this Agreement, the Receiving Party shall promptly return all originals and copies of Confidential Information as well as permanently delete all electronically or otherwise stored Confidential Information from all systems containing such Confidential Information, except that one (1) copy may be retained in a secure area solely as a measure of the Receiving Party's obligations hereunder.

The Receiving Party, however, will have no obligation to retrieve and destroy Confidential Information stored and retained on its or its Representatives' back-up data storage systems and tapes as part of their respective ordinary course procedures or as required by law.

12.4.    This Agreement does not authorize either party to use the other party's Confidential Information for development, experimentation, optimization, patent applications or product registration.

12.5.    Each party agrees that it shall not knowingly export, directly or indirectly, any United States source technical data acquired from a United States based company, or any direct product of that technical data, to any country for which the United States government or any agency thereof at the time of export requires an export license or other approval, without first obtaining such license or approval, when required by applicable United States law.

12.6.    With respect to Confidential Information of either party that constitutes a trade secret under applicable law, obligations under this Article 11 shall survive this Agreement and bind each party until such time that such Confidential Information no longer constitutes a trade secret under applicable law, and with respect to all other Confidential Information, for a period of five (5) years.  It is agreed that a breach of any of the covenants or obligations contained in this Article 11 may result in a material and irreparable injury to HBR, or Romeo, as applicable, for which there is no adequate remedy at law, and that injury and damages to HBR, or Romeo, as applicable, resulting from such breach will be immeasurable.  Notwithstanding Article 18, and without limiting the rights or remedies, both legal and equitable, available to HBR, or Romeo, as applicable, in the case of an actual or threatened breach, HBR, or Romeo, as applicable, shall be entitled to seek and obtain a temporary restraining order and/or a preliminary or permanent injunction against any party, which shall prevent such party from engaging in any activities prohibited by, or to seek and obtain such other relief against the party as may be required to specifically enforce any of the covenants or obligations contained in this Article 11.  The parties further agree to waive any requirement for any party to secure or post any bond in connection with such remedies.

12.7.    Except as required under applicable law, neither party hereto shall make any public announcement of the subject matter described in this Agreement without the other’s prior written consent.

Article 13        Complete Agreement, Modification.

13.1.    The parties contemplate that, from time to time during the term of this Agreement, either or both of the parties will utilize various documents in order to conveniently facilitate the delivery and processing of Battery Packs, and that these documents (including, but not limited to, purchase orders, delivery orders and negotiable and non-negotiable instruments of title) may include terms and conditions different from those of this Agreement.  The parties agree that these documents shall not modify the terms and conditions of this Agreement, and that the terms and conditions contained in such documents that purport to modify this Agreement shall have no force or effect. The parties also contemplate that there will be routine dealings between their employees.

Each party acknowledges that the employees of the other party have no authority to waive, modify or interpret this Agreement.  Each party agrees that statements, representations, warranties and promises of the other party's employees supplemental to, or varying from, the terms and conditions of this Agreement shall not be binding and each party shall conduct its business without reliance upon, or regard to, such statements, representations, warranties and promises.

13.2.    This Agreement may be amended only by a written document signed by both of the parties that specifically references this Article 13 and this Section 13.2 cannot be orally waived or amended.

13.3.    This Agreement contains the entire agreement of the parties relating to the subject matter set forth herein and supersedes any and all prior agreements, including without limitation, the Memorandum of Understanding between HES, Heritage Research Group and Romeo dated as of August 29, 2020.

Article 14        Assignment.  Neither party shall assign or transfer any of its rights or obligations arising from this Agreement, either directly or indirectly, expressly or by operation of law without the prior written consent of the other party and any attempt to effect such an assignment without such consent shall be of no force or effect; provided that either party may assign or transfer any of its rights or obligations to its affiliates or, in the event of a change in control of such party or a sale of substantially all of its assets, its successors-in-interest.

Article 15        Notices.

15.1.    Any notice to be given or to be served upon HBR or Romeo in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices shall be given to a party at the addresses specified below.  Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate and other address in substitution of the foregoing address to which notice will be given.

If to HBR:

c/o Heritage Environmental Services, LLC

6510 Telecom Drive, Suite 400

Indianapolis, Indiana  46278

Attn: Ali Alavi

Telephone: (317) 334-7067

E-mail:  aalavi@heritage-enviro.com

with a copy (that shall not

constitute notice) to:

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, IN 46282

Attn:    Joshua L. Christie

Facsimile:        (317) 592-5476

Telephone:      (317) 236-5802

E-mail:  joshua.christie@icemiller.com

If to Romeo:

4380 Ayers Avenue

Vernon, California  90058

Attn:  Lionel Selwood, President

Telephone: 323 679 4295

E-mail: lionel@romeopower.com

with a copy (that shall not

constitute notice) to:

Paul Hastings LLP

1999 Avenue of the Stars, 27th Floor

Century City, California  90067

Attn:    David Hernand

Telephone: (310) 620-5750

E-mail:  davidhernand@paulhastings.com

All notices so sent shall be effective on the date of receipt if delivered personally; three (3) business days after posting if sent by certified mail, return receipt request, postage prepaid; one (1) business day after posting if sent by facsimile or E-mail, confirmed within twenty-four (24) hours by first class mail, postage prepaid; or one (1) business day after sending if sent by overnight courier.

Article 16       Independent Contractor.  Each party hereto shall be an independent contractor in connection with this Agreement and any Services which are performed pursuant to this Agreement and shall assume all of the rights, obligations, and liabilities applicable to it as such independent contractor. Any provisions in this Agreement which may appear to give one party the right to direct the other party as to the details of performing under this Agreement or to exercise a measure of control over such performance or the Services, shall be construed to mean that such party shall follow the other party's directions solely in relation to the results desired from the performance under this Agreement.  No HBR or Facility personnel shall be considered an employee or agent of Romeo, nor shall any Romeo personnel be considered an employee or agent of HBR. No partnership, co-venture, or joint-employer relationship shall be created by virtue of this Agreement or a contract arising from the performance of Services under this Agreement. All persons respectively engaged by HBR or Romeo as employees or agents, or otherwise, to respectively assist HBR or Romeo in the performance of any Services or any other performance under this Agreement shall be of each party's own respective selection, for its own account, at its own expense, and under its supervision.

Article 17        Interpretation.  The headings of the clauses of this Agreement have been inserted for convenience only and they shall not affect its interpretation.

Article 18        Survival.  The provisions of this Agreement that by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

Article 19        Governing Law; Choice of Forum; Dispute Resolution.

19.1.    This Agreement of the parties under this Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware without reference to principles of conflicts of laws.  The parties to this Agreement hereby irrevocably agree and consent to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States sitting in Wilmington, Delaware, for the adjudication of any matters arising under or in connection with this Agreement.  The parties to this Agreement hereby irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.2.    The parties agree to work in good faith to resolve issues that may arise under this Agreement that are not informally resolved, pursuant to the following process:

a)         The dispute is to be presented by one party to the other party in a written summary, with appropriate attachments.

b)         The party receiving a written dispute shall respond with a dispute response, a similar written document as the written dispute summary, within ten (10) working days of receipt of the written dispute summary.

c)         Each party's document shall include the name and contact information of a company executive that shall have authority to resolve the dispute.

d)         The two executives shall attempt to resolve the dispute in the ten (10) working days after receipt of the dispute response.

e)         Thereafter, the parties may take their dispute to any court of the State of Indiana or the federal courts of the United States sitting in Wilmington, Delaware, as further described in Section 19.1 above.

Article 20        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, if permitted under applicable law, a court of competent jurisdiction will add automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

Article 21        Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective legal representatives, successors and assigns.  Nothing herein is intended to confer any rights upon any person other than Romeo and HBR.

Article 22        Entire Agreement.  This Agreement and other documents which are incorporated in this Agreement by reference, constitute the entire Agreement of HBR and Romeo regarding the subject matter of this Agreement and there are no representations, inducements, promises, guarantees, warranties, agreements, arrangements, undertakings, oral or written, between HBR and Romeo regarding such subject matter other than those expressly set forth in this Agreement and duly executed in writing.

Article 23        Exhibits.  The exhibits attached hereto are made a part of this Agreement as if the contents of the exhibits were fully set forth herein.  These exhibits may be amended or modified from time to time upon the mutual written consent of the parties.

Article 24        Non-Waiver.  The failure of either party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall it be a waiver or estoppel with respect to later breach of a similar nature or otherwise, unless such waiver be expressed in writing and signed by the party to be bound.

Article 25        Multiple Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument.  However, in making proof with respect to this Agreement it will be necessary to produce only one copy hereof signed by the party to be charged.

Article 26        Authority.  Any legal Entity who is a party to this Agreement, including, but not limited to any corporation, limited liability company, partnership, or trust, represents to the other party that this Agreement and the transaction contemplated in this Agreement and the execution and delivery of this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or trust proceedings and actions including, without limitation, the action on the part of the directors, officers, and agents of the legal Entity.

Article 27        Negotiated Agreement.  This Agreement and the documents to be executed pursuant to this Agreement are the result of negotiations among the parties.  Accordingly, no single party to this Agreement shall be deemed to be the author of this Agreement or the resulting documents, and there shall be no presumption that this Agreement or any of such documents are to be construed for or against any party to this Agreement on the basis of authorship.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first set forth above.

HERITAGE BATTERY RECYCLING, LLC

By:	/s/ Chad Peterson

Name:	Chad Peterson

Title:	Authorized Signer

ROMEO SYSTEMS INC.

By:	/s/ Michael Patterson

Name:	Michael Patterson

Title:	CEO

EXHIBIT A

COMMERCIAL VEHICLE PILOT PROGRAM TERMS

1.   Romeo will finance  the building of the infrastructures to support a short haul BEV program and a long-haul BEV program and to source 10 BEV commercial vehicles from Romeo Power for the purpose of conducting a one-year pilot to determine the feasibility of the BEV fleet conversion program on terms mutually agreed upon by HBR, HES and Romeo.  Romeo agrees that HES will incur costs in connection with the program and that Romeo will reimburse such costs to HES on a monthly basis during the pilot program.

2.   Charging stations will be provided by Romeo and installed at HES locations in Signal Hill, Fontana, Coolidge and Hayward for purposes of the pilot.

3.   Pilot success criteria will be mutually agreed upon by HBR, HES, Romeo and OEMs.

4.   A successful pilot (as determined based on the mutually agreed success criteria) will waterfall to a tiered supply agreement (between HES Affiliates, referral partners and Romeo) for 500 plus vehicles procured through Romeo, on terms and conditions acceptable to each of HBR, HES and Romeo.

5.   Romeo will select the OEMS for the pilot and the ensuing supply agreement and the BEVs therefor will utilize Battery Packs not smaller than 150 kWh.

6.   Romeo will endeavor to cause supply agreements between Romeo Power and OEM’s to include battery recycling operations and toll processing arrangements using the System, provided that, although Romeo will recommend HBR, Romeo’s OEMs may have their end-of-life batteries processed at any facility of their choice.

7.   Notwithstanding the foregoing, all expenses incurred by Romeo in connection with the pilot or otherwise under this Exhibit A, including but not limited to the building of infrastructure, sourcing of BEV commercial vehicles, reimbursement of HES costs, provision, and the delivery and installation of charging stations, will be capped at $10,000,000.

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